Exhibit 99.1

44.5 MILLION COMMON SHARES OF SEAGATE TECHNOLOGY SOLD UNDER EXISTING

SHELF REGISTRATION STATEMENT

SCOTTS VALLEY, Calif. — August 2, 2005 — Seagate Technology (NYSE: STX) announced today that New SAC, Seagate Technology’s largest shareholder, has sold 44.5 million of Seagate Technology’s common shares in a transaction underwritten by Goldman, Sachs & Co. This sale represents approximately 30.8% of New SAC’s holdings in Seagate Technology.

This sale was made pursuant to Seagate Technology’s existing registration statement and reflects the continued orderly disposition of New SAC’s holdings of Seagate Technology’s common shares. Seagate Technology will not receive any proceeds from this sale of its common shares.

Copies of the final prospectus supplement, when available, may be obtained from the offices of Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004.

This press release shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

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